UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 19, 2018

BUNKER HILL MINING CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-150028	32-0196442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Bay Street, Suite 2702 Toronto, Ontario, Canada	M5H 2Y4
(Address of principal executive offices)	(Postal Code)

Registrant’s telephone number, including area code: 888-749-4916

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Agreement.

On September 28, 2018, Bunker Hill Mining Corp. (the “Company”) defaulted on its Lease with Option to Purchase Agreement (the “Agreement”) with Placer Mining Corporation, the lessor of the Bunker Hill Mine. The default has arisen as a result of missed property payments, totalling US$400,000, which were due at the end of September and on October 1, 2018. As per the Agreement, the Company had 15 days, from the date notice of default was provided (September 28, 2018), to remedy the default by making the outstanding payment. On October 15, 2018 those payments had not been made and as a result the Agreement has been terminated.

The Bunker Hill Mine was the only project being undertaken by the Company and the Agreement was its only material asset. The Company is continuing discussions with the lessor of of the Bunker Hill Mine and potential financing parties although as of the date of this Report there are no agreements in place and it does not seem likely that the Company will be able to continue with respect the Bunker Hill Mine. The Board of the Company will be pursuing options to preserve whatever value possible with the Company, although there can be no assuarance that it will be successful in doing so, or if it is able to find the financing for the continuation of the Bunker Hill Mine or otherwise that such terms will not be substantially dilutive to the existing shareholders. Failing such financing, it is unlikely that the Company will be able to continue operations beyond the short term.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 9, 2018, Bruce D. Reid, Chief Executive Officer and a director of the Company tendered his resignation from both positions effective immediately. Such resignation was not the result of any disagreement with the Company, on any matter relating to the Company’s operations, policies or practices. John Ryan, a director of the company, has assumed the additional responsibilities of Chief Executive Officer.

On September 19, 2018 Jennifer Boyle resigned as a director of the Company and on September 27, 2018 Harold Shipes resigned as a director of the Company. Such resignations were not the result of any disagreement with the Company, on any matter relating to the Company’s operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUNKER HILL MINING CORP.

(Registrant)

Date: October 17, 2018	By:	/s/ John Ryan
John Ryan
Chief Executive Officer